As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ILLUMINA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0804655
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, California	92122
(Address of Principal Executive Offices)	(Zip Code)

Illumina, Inc. Amended and Restated 2015 Stock and Incentive Plan

(Full Title of the Plan)

Charles E. Dadswell

Senior Vice President, General Counsel and Secretary

Illumina, Inc.

5200 Illumina Way, San Diego, California 92122

(Name and Address of Agent for Service)

(858) 202-4500

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Andrew J. Pitts

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement is filed by Illumina, Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8. The contents of the Registration Statement on Form S-8 previously filed on August 7, 2015 (No. 333-206215) are incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below. This Registration Statement on Form S-8 is filed by the Company to register an additional 8,000,000 shares of the Registrant’s common stock, par value $0.01 per share, that may become issuable under the 2015 Stock and Incentive Plan, as amended and restated on February 1, 2023.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to the Registrant’s amended and restated certificate of incorporation (the “Certificate”) and amended and restated bylaws.

The Certificate provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is made or threatened to be made a party to an action or proceeding because such person or their testator or intestate is or was a director or officer of the Registrant or any predecessor of the corporation or is or was serving as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the corporation.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) from any transaction from which the director derived an improper personal benefit.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise. Under an insurance policy maintained by us, the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, executed on June 3, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed August 11, 2022).

4.2	Amended and Restated Bylaws of the Registrant, revised as of February 1, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed February 7, 2023).

4.3	Illumina, Inc. Amended and Restated 2015 Stock and Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed February 7, 2023).

23.1*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included with signature page).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 1, 2023.

ILLUMINA, INC.

By:	/s/ Joydeep Goswami
Joydeep Goswami Chief Financial Officer, Chief Strategy and Corporate Development Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Francis A. deSouza and Joydeep Goswami, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 1, 2023.

Signature	Position

/s/ Francis A. deSouza Francis A. deSouza	Chief Executive Officer and Director (principal executive officer)

/s/ Joydeep Goswami Joydeep Goswami	Chief Financial Officer, Chief Strategy and Corporate Development Officer (principal financial officer)

/s/ Scott Ericksen Scott Ericksen	Vice President and Chief Accounting Officer (principal accounting officer)

/s/ John W. Thompson John W. Thompson	Chairman of the Board

/s/ Frances Arnold, Ph.D. Frances Arnold, Ph.D.	Director

/s/ Caroline D. Dorsa Caroline D. Dorsa	Director

/s/ Robert S. Epstein, M.D. Robert S. Epstein, M.D.	Director

/s/ Scott Gottlieb, M.D. Scott Gottlieb, M.D.	Director

/s/ Gary S. Guthart, Ph.D. Gary S. Guthart, Ph.D.	Director

/s/ Philip W. Schiller Philip W. Schiller	Director

/s/ Susan E. Siegel Susan E. Siegel	Director